Exhibit 99.1

Advance Auto Parts Announces Sale of Worldpac to Carlyle for $1.5 Billion

Sale simplifies Advance’s enterprise structure and sharpens focus on the blended box business

Net proceeds to be used primarily to strengthen balance sheet and invest in the business

RALEIGH, N.C., August 22, 2024 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, announced that it has entered into a definitive agreement to sell Worldpac, Inc., an automotive parts wholesale distribution business, to funds managed by global investment firm Carlyle (NASDAQ: CG) for $1.5 billion in cash. The transaction is expected to close before the end of the year.

“We are pleased to announce the sale of the Worldpac business,” said Shane O’Kelly, president and chief executive officer. “The sale enables our team to sharpen their focus on decisive actions to turn around the Advance blended box business. Proceeds from the transaction will provide greater financial flexibility as we continue our strategic and operational review to improve the productivity of the company’s remaining assets and better position the company for future growth and value creation. On behalf of everyone at Advance, I would like to thank the more than 5,000 Worldpac team members for their dedication over the last ten years.”

“We are excited to partner with Worldpac, a distinguished business operating in attractive markets where we have significant expertise,” said Wes Bieligk, a Partner, and Katherine Barasch, a senior member of Carlyle’s Global Industrials investing team. “Our extensive experience and our proven track record in executing complex carve-outs position us uniquely to support Worldpac and its team as an independent company.” Carlyle’s investment in Worldpac builds on the firm’s extensive carve-out experience in the Industrials sector, having invested ~$13 billion in industrial carve-outs over the past two decades, including in such companies as Axalta, Nouryon, Atotech, Signode, and Allison Transmission.

Transaction Details

•	Over the last twelve months, at the end of the second quarter of 2024, the Worldpac business generated approximately $2.1 billion in revenue and approximately $100 million in EBITDA.

•	Advance expects net proceeds of approximately $1.2 billion after taxes and transaction fees.

Centerview Partners is serving as financial advisor and Hogan Lovells US, LLP, is serving as legal advisor to Advance on the transaction. BofA Securities is acting as lead financial advisor to Carlyle and BMO Capital Markets is also acting as a financial advisor to Carlyle. Latham & Watkins is serving as legal advisor to Carlyle.

Investor Conference Call

As previously announced, the company has scheduled a webcast to begin at 8 a.m. Eastern Time today, to discuss results for the second quarter ended July 13, 2024. During the webcast, the company will provide additional information on the Worldpac transaction. The webcast will be accessible via the Investor Relations page of the company’s website (ir.AdvanceAutoParts.com).

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installers and do-it-yourself customers. As of July 13, 2024, Advance operated 4,776 stores and 321 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,138 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

About Carlyle

Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across its business and conducts its operations through three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $435 billion of assets under management as of June 30, 2024, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,200 people in 29 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Investor Relations Contact:	Media Contacts:

Lavesh Hemnani	Darryl Carr
T: (919) 227-5466 E: invrelations@advanceautoparts.com	T: (984) 389-7207
E: AAPCommunications@advance-auto.com Carlyle Brittany Berliner, (212) 813-4839 Brittany.Berliner@carlyle.com

Forward-Looking Statements

Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast, “guidance,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the sale of Worldpac, including statements regarding the benefits of the sale and the anticipated timing of closing, the expected use of proceeds and expectations for economic conditions, future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company’s views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, the company’s ability to hire, train and retain qualified employees, the timing and implementation of strategic initiatives, deterioration of general macroeconomic conditions, geopolitical conflicts, the highly competitive nature of the industry, demand for the company’s products and services, the company’s ability to consummate the sale of Worldpac on a timely basis or at all, including failure to obtain the required regulatory approvals or to satisfy the other conditions to the closing, the company’s use of proceeds and ability to maintain credit ratings, access to financing on favorable terms, complexities in the company’s inventory and supply chain and challenges with transforming and growing its business. Please refer to “Item 1A. Risk Factors” of the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated by the company’s subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.